UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):      December 2, 2004

MEDCATH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-33009 (Commission File Number)	56-2248952 (IRS Employer Identification No.)

10720 Sikes Place, Suite 300,
Charlotte, North Carolina	28277
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:      (704) 708-6600

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets

     On December 2, 2004, MedCath Corporation (“MedCath”) announced the completion of its divestiture of the assets of The Heart Hospital of Milwaukee to Columbia St. Mary’s, a Milwaukee-area hospital system. The assets were primarily comprised of real property and equipment. MedCath had previously announced the signing of a definitive agreement between The Heart Hospital of Milwaukee and Columbia St. Mary’s on November 8, 2004. The Heart Hospital of Milwaukee, which was jointly owned by a subsidiary of MedCath and local physicians, included 32 inpatient beds, three operating suites and three cardiac catheterization laboratories.

     Pursuant to terms of the transaction, the hospital ceased operations prior to closing of the divestiture. Terms of the transaction included a purchase price of $42.5 million, excluding accounts receivable and certain computer equipment that the hospital partnership will retain. Transaction proceeds will be used by the hospital partnership to pay secured debt, transaction costs and hospital operating expenses, which total approximately $39 million. MedCath anticipates that the remaining proceeds from the divestiture, combined with proceeds from the liquidation of the assets retained by the partnership, will be used to satisfy certain liabilities of the partnership.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCATH CORPORATION

	By:	/s/ James E. Harris

James E. Harris
Executive Vice President and
Chief Financial Officer

Dated: December 2, 2004

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